Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831

tel:	203 622 3131
203 622 6080

unitedrentals.com

United Rentals Announces Planned Tender Offer to Repurchase up to 27,160,000 Shares of its
Common Stock through a Modified Dutch Auction at a Price Not Less than $22 Nor
Greater than $25 Per Share

Also Repurchases All of its Outstanding Preferred Stock

Funds Transactions with Proceeds from New Asset-Based Loan Facility, Issuance of Notes to Former Holders of Preferred Stock and Existing Cash on Hand

GREENWICH, Conn. – June 10, 2008 – United Rentals, Inc. (NYSE: URI) today announced that its board of directors has approved a “modified Dutch auction” tender offer in which the company intends to offer to purchase up to 27,160,000 shares of its common stock at a price not less than $22.00 nor greater than $25.00 per share. The low and high ends of the price range represent a 12.8% and 28.2% premium, respectively, to yesterday’s $19.50 per share closing price for the common stock.

The number of shares of common stock sought to be repurchased in the tender offer represents approximately 31.4% of the total number of shares of common stock currently outstanding. If the maximum number of shares is purchased at the high end of the price range, the total purchase price for the common stock would be $679 million.

The tender offer will be subject to a number of terms and conditions, but will not be conditioned on receipt of financing or any minimum number of shares being tendered. The full terms and conditions of the offer will be described in an offer to purchase and a related letter of transmittal, which will be distributed to the company’s stockholders when the tender offer is commenced. The company intends to commence the tender offer within the next week and will keep the offer open for at least 20 business days.

The company also announced today that it has repurchased all of its outstanding Series C preferred stock and Series D preferred stock, a substantial majority of which was held by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. Prior to the preferred stock repurchase, a majority of the preferred stockholders had the right to consent to certain transactions by the company, including the proposed tender offer. Under the definitive repurchase agreement, the total purchase price for the preferred stock is approximately $679 million, and the former preferred stockholders are prohibited from tendering into the offer any shares of common stock they hold. In addition, Leon Black and Michael Gross, the two company directors elected by the former preferred holders in accordance with the terms of the Series C preferred stock, have resigned from the board as a result of the company’s repurchase of the preferred stock.

Michael Kneeland, chief executive officer of United Rentals, said, “We believe that these share repurchases represent an opportunity to achieve significantly more EPS accretion, and to capture it more quickly, than through any other means. Moreover, we believe that the tender offer will benefit stockholders by providing an efficient mechanism for those who desire it to obtain liquidity at a premium over recent trading prices and, for our remaining stockholders, an enhanced ability to participate in the long-term earnings potential of our business.”

Rentals  •  Sales  •   Service  •  Supplies

Commenting on the preferred stock repurchase, Mr. Kneeland continued, “The removal of the preferred stock from our capital structure was a necessary step in proceeding with the tender offer and will give us greater flexibility in many respects. We believe that these transactions are in the best interests of our company and stockholders.”

In anticipation of the share repurchases, on June 9, 2008, the company entered into a new $1.25 billion asset-based loan facility and repaid the approximately $464 million outstanding under the company’s former revolving credit facility and term loan. Pursuant to the purchase agreement with the preferred holders, the company issued to the former preferred holders $425 million aggregate principal amount of 14% Notes due 2014 in partial payment of the repurchase price of the preferred stock. These notes were issued under a new indenture between the company and The Bank of New York, as trustee, and are callable at par by the company at any time. The balance of the amounts necessary for the share repurchases, the repayment of the company’s former credit facility and term loan and the related fees and expenses is being funded with existing cash on hand and through approximately $800 million in borrowings under the new asset-based loan facility and approximately $270 million in borrowings under the company’s accounts receivable securitization facility.

The new debt issuances, combined with the existing debt of the company and its subsidiaries, is expected to result in total pro forma leverage ratios that the company views as reasonable. The company also believes that the share repurchases will be accretive to currently projected earnings per share, excluding a one-time charge of approximately $235 million that will be recorded as a reduction of income available to common stockholders as a result of the purchase of the preferred stock, although the actual impact will depend on a number of factors, including the amount of common stock actually repurchased, the price paid for such repurchased shares and the interest cost of the debt funding the share repurchases.

The company expects that the dealer managers for the tender offer will be UBS Investment Bank and Credit Suisse, and the information agent for the tender offer will be D.F. King & Co., Inc.

Neither United Rentals nor its board of directors, nor any dealer manager or information agent in connection with the proposed tender offer, is making any recommendation to stockholders as to whether to tender or refrain from tendering shares in the proposed tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by the company. The company’s executive officers and directors have advised the company that they do not intend to participate in the tender offer.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 670 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 10,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.2 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) weaker or unfavorable economic or industry conditions can reduce demand and prices for our products and services, (2) non-residential construction spending, or governmental funding for infrastructure and other construction projects, may not reach expected levels, (3) we may not always have access to capital that our businesses or growth plans may require, (4) any companies we acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate, (5) rates we can charge and time utilization we can achieve may be less than anticipated, (6) costs we incur may be more than anticipated, including by having expected savings not be realized in the amounts or time frames we have planned, (7) competition in our industry for talented employees is intense, which can affect our employee costs and retention rates, (8) we have and expect to incur additional significant leverage in connection with the announced share repurchase transactions, which leverage requires us to use a substantial portion of our cash flow for debt service and will constrain our flexibility in responding to unanticipated or adverse business conditions, (9) we are subject to an ongoing inquiry by the SEC, and there can be no assurance as to its outcome, or any other potential consequences thereof for us, (10) we are subject to purported class action lawsuits and derivative actions filed in light of the SEC inquiry and additional purported class action lawsuits relating to the terminated merger transaction with Cerberus affiliates, and there can be no assurance as to their outcome or any other potential consequences thereof for us, and (11) we may incur additional significant costs and expenses (including indemnification obligations) in connection with the SEC inquiry, the purported class action lawsuits and derivative actions referenced above, the U.S. Attorney’s Office inquiry, or other litigation, regulatory or investigatory matters, related to the foregoing or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

Tender Offer Statement

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of any tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will be mailed to stockholders promptly following commencement of the offer. Stockholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the offer to purchase, the letter of transmittal and other related materials that will be filed by the company with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, stockholders also may obtain a copy of these documents, free of charge, from the company’s information agent to be appointed in connection with the offer.

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Contact:
Hyde Park Financial Communications
Fred Bratman
203-618-7318
Cell: 917-847-4507
fbratman@hydeparkfin.com